Exhibit 99.1
Dollar Tree, Inc. Reports Results for the Third Quarter Fiscal 2022
~ Diluted Earnings per Share Increased 25.0% to $1.20 vs. $0.96 ~

CHESAPEAKE, Va.--November 22, 2022--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its third quarter ended October 29, 2022.
“Our third quarter sales performance reflects the timely execution of merchandising initiatives to drive our consumables business in this uncertain and inflationary environment. Same-store sales for both segments improved from the prior quarter and delivered a sequential monthly improvement throughout the quarter. Shoppers are responding to our new value proposition at Family Dollar and Dollar Tree as we focus on driving both traffic and store productivity,” stated Mike Witynski, President and Chief Executive Officer. “I am very proud of our associates for their willingness to accept and embrace change. Our new executive team is in place who will lead the Company through the next evolution of growth. We are committed to transforming our culture, meeting our shoppers’ and associates’ needs, improving store productivity and efficiencies, and delivering improved long-term operating results.”
Third Quarter Fiscal 2022 Key Operating Results
Compared to the prior year’s third quarter:
•Consolidated Net Sales Increased 8.1% to $6.94 billion.
•Same-Store Sales Performance:
oDollar Tree Segment +8.6% (+8.5% when adjusted for currency fluctuations)
oFamily Dollar Segment +4.1%
oEnterprise +6.5%
•Operating Income Increased 22.8% to $381.3 million.
oOperating Income Margin Improved 70 Basis Points to 5.5%.
•Diluted Earnings per Share Increased 25.0% to $1.20.
Other Business Highlights
•Following price actions taken in the second quarter, Family Dollar delivered its strongest quarterly same-store sales increase since 2020 and grew comparable traffic for the first time in 12 quarters.
•All executive leadership positions have been filled.
•In the quarter, the Company repurchased 2.86 million shares, at an average price of $139.04, for $397.5 million.
Third Quarter Results
Unless otherwise noted, all comparisons are to the prior year’s third quarter, ended October 30, 2021.
Consolidated net sales increased 8.1% to $6.94 billion. Enterprise same-store sales increased 6.5%. Dollar Tree comparable store sales increased 8.6% (8.5% when adjusted for currency fluctuations), driven by a double-digit increase in average ticket, partially offset by a decline in traffic. Family Dollar’s 4.1% same-store sales increase was a combination of an increase in ticket and traffic.

Gross profit increased 17.5% to $2.07 billion. Gross margin improved 240 basis points to 29.9%. This improvement was driven by improved initial mark-on and leverage on occupancy and distribution costs, partially offset by a product mix shift to lower-margin consumable products, inflationary cost pressures, higher shrink and markdowns.
Selling, general and administrative expenses were 24.4% of total revenue, compared to 22.7%. The increase was primarily due to higher professional fees, inflationary pressure across several expense categories including utilities, higher costs related to repairs and maintenance as the Company continues its focus on store improvements, and higher costs for store payroll and stock compensation expense.
Operating income increased 22.8% to $381.3 million and operating income margin improved 70 basis points to 5.5%.
The Company’s effective tax rate was 23.4%, compared to 21.7%.
Net income increased 23.1% to $266.9 million and diluted earnings per share increased 25.0% to $1.20.
The Company repurchased 2,859,200 shares at an average price of $139.04 for $397.5 million.
The Company opened 102 new stores, expanded or relocated 20 stores, and closed 41 stores. Retail selling square footage at quarter end increased 2.7% to approximately 131.4 million square feet.
Additionally, the Company expanded its multi-price Plus offering into an additional 199 Dollar Tree stores and completed 309 Family Dollar store renovations.
Nine Months Results
Unless otherwise noted, all comparisons are to the prior year’s nine months ended October 30, 2021.
Consolidated net sales increased 7.1% to $20.60 billion. Enterprise same-store sales increased 5.4% (5.3% when adjusted for currency fluctuations). Dollar Tree same-store sales increased 9.2% (9.1% when adjusted for currency fluctuations). The increase was driven by a double-digit increase in average ticket, partially offset by a decline in traffic. Family Dollar same-store sales increased 1.2%, as an increase in average ticket was partially offset by a decline in traffic.
Gross profit increased 17.0% to $6.54 billion. Gross margin improved 260 basis points to 31.7%. This improvement was driven by improved initial mark-on and leverage on occupancy and distribution costs, partially offset by a product mix shift, inflationary cost pressures, higher freight, markdowns and shrink.
Selling, general and administrative expenses were 23.9% of total revenue, compared to 22.7%. The increase was primarily due to higher legal fees including costs associated with the reconstitution of the Board of Directors and asset impairments related to the Arkansas distribution center, as well as inflationary pressure across several expense categories including utilities, higher costs related to repairs and maintenance, store payroll and stock compensation expense.
Operating income improved 31.3% to $1.62 billion. Operating income margin increased 150 basis points to 7.9%.
The Company’s effective tax rate was 23.5%, compared to 22.9%.
Net income improved 33.1% to $1.16 billion and diluted earnings per share increased 36.1% to $5.17.
The Company repurchased 4,613,696 shares for $647.5 million.
The Company opened 341 new stores, expanded or relocated 82 stores, and closed 128 stores.
Additionally, the Company expanded its multi-price Plus offering into an additional 1,686 Dollar Tree stores and completed 684 Family Dollar store renovations.

Company Outlook
“We are increasing our sales outlook for the year. The efforts to evolve the assortment to drive consumables performance at Dollar Tree, combined with initiatives designed to improve the value proposition at Family Dollar, are working. We believe we will continue to be part of the solution to millions of households seeking value at a time when they need us most,” Mike concluded. “I am extremely confident in the new leadership team we have in place. We are eager to share more details about the opportunity ahead of us, and the path to get there, in the months ahead. We are focused and energized and believe we are very well-positioned to deliver long-term profitable growth.”
Consolidated net sales for the year are now expected to range from $28.14 billion to $28.28 billion, compared to the previous outlook range of $27.85 billion to $28.10 billion. The Company expects to deliver a mid-single-digit comparable store sales increase for the year, comprised of a high single-digit increase in the Dollar Tree segment and a low-single-digit increase in the Family Dollar segment. In the fourth quarter, the Company will anniversary more than 5,000 Dollar Tree stores that transitioned to the $1.25 primary price point a year ago. Selling square footage is expected to grow by approximately 2.8% for the year.
Diluted earnings per share for fiscal 2022 are expected to be in the lower half of the Company’s previously provided outlook range of $7.10 to $7.40. Sales trends at both banners continue to be strong, while the continued strength of consumable sales is expected to pressure near-term margins. Additionally, the Company continues to experience inflationary cost pressures.
The Company expects consolidated net sales for the fourth quarter of 2022 will range from $7.54 billion to $7.68 billion, based on a mid- to high-single-digit increase in same-store sales for the enterprise.
While share repurchases are not included in the outlook, the Company had $1.85 billion remaining under its share repurchase authorization as of October 29, 2022.
Conference Call Information
On Tuesday, November 22, 2022, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 866-580-3963. A recorded version of the call will be available until midnight Monday, November 28, 2022, and may be accessed by dialing 866-583-1035. The access code is 4930686. A webcast of the call is accessible through Dollar Tree's website and will remain online through Monday, November 28, 2022.
Supplemental financial information for the third quarter is available on the Investor Relations portion of the Company’s website, at www.Corporate.DollarTree.com/Investors.
Dollar Tree, a Fortune 200 Company, operated 16,293 stores across 48 states and five Canadian provinces as of October 29, 2022. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our expectations regarding net sales, comparable store sales and diluted earnings per share for the fourth fiscal quarter and full fiscal year 2022; selling square footage growth; our expectations regarding the impact of various initiatives on the company’s performance and prospects for long-term growth; the expected impact of various factors on our margins; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 15, 2022, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$6,936.6	$6,415.4	$20,602.0	$19,232.4

Other revenue	3.3	2.3	9.0	8.2

Total revenue	6,939.9	6,417.7	20,611.0	19,240.6

Cost of sales	4,865.1	4,651.7	14,065.6	13,643.6

Selling, general and administrative expenses	1,693.5	1,455.5	4,927.2	4,364.4
	24.4%	22.7%	23.9%	22.7%

Operating income	381.3	310.5	1,618.2	1,232.6
	5.5%	4.8%	7.9%	6.4%

Interest expense, net	32.7	33.4	97.3	99.4
Other expense, net	0.2	0.2	0.3	0.2

Income before income taxes	348.4	276.9	1,520.6	1,133.0
	5.0%	4.3%	7.4%	5.9%

Provision for income taxes	81.5	60.1	357.4	259.3
Income tax rate	23.4%	21.7%	23.5%	22.9%

Net income	$266.9	$216.8	$1,163.2	$873.7
	3.8%	3.4%	5.6%	4.5%

Net earnings per share:
Basic	$1.20	$0.96	$5.20	$3.82
Weighted average number of shares	222.2	224.9	223.9	228.9

Diluted	$1.20	$0.96	$5.17	$3.80
Weighted average number of shares	223.0	225.8	224.8	229.9

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	October 29, 2022		October 30, 2021		October 29, 2022		October 30, 2021
Net sales:
Dollar Tree	$3,756.1		$3,417.4		$11,109.0		$10,003.0
Family Dollar	3,180.5		2,998.0		9,493.0		9,229.4
Total net sales	$6,936.6		$6,415.4		$20,602.0		$19,232.4

Gross profit:
Dollar Tree	$1,328.3	35.4%	$1,031.1	30.2%	$4,197.9	37.8%	$3,207.1	32.1%
Family Dollar	743.2	23.4%	732.6	24.4%	2,338.5	24.6%	2,381.7	25.8%
Total gross profit	$2,071.5	29.9%	$1,763.7	27.5%	$6,536.4	31.7%	$5,588.8	29.1%

Operating income (loss):
Dollar Tree	$499.7	13.3%	$290.5	8.5%	$1,814.7	16.3%	$1,019.2	10.2%
Family Dollar	(18.4)	(0.6%)	88.6	3.0%	126.1	1.3%	456.3	4.9%
Corporate, support and Other	(100.0)	(1.4%)	(68.6)	(1.1%)	(322.6)	(1.6%)	(242.9)	(1.3%)
Total operating income	$381.3	5.5%	$310.5	4.8%	$1,618.2	7.9%	$1,232.6	6.4%

	13 Weeks Ended						39 Weeks Ended
	October 29, 2022			October 30, 2021			October 29, 2022			October 30, 2021
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,103	8,128	16,231	7,934	7,931	15,865	8,061	8,016	16,077	7,805	7,880	15,685
New stores	23	79	102	62	63	125	97	244	341	214	148	362
Re-bannered stores (a)	—	1	1	(1)	—	(1)	(5)	8	3	(1)	(1)	(2)
Closings	(12)	(29)	(41)	(11)	(12)	(23)	(39)	(89)	(128)	(34)	(45)	(79)
Ending	8,114	8,179	16,293	7,984	7,982	15,966	8,114	8,179	16,293	7,984	7,982	15,966
Selling Square Footage (in millions)	70.3	61.1	131.4	69.1	58.8	127.9	70.3	61.1	131.4	69.1	58.8	127.9
Growth Rate (Square Footage)	1.7%	3.9%	2.7%	3.6%	2.1%	2.9%	1.7%	3.9%	2.7%	3.6%	2.1%	2.9%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 29, 2022	January 29, 2022	October 30, 2021
Cash and cash equivalents	$439.0	$984.9	$701.4
Merchandise inventories	5,657.7	4,367.3	4,316.0
Other current assets	349.9	257.0	357.1
Total current assets	6,446.6	5,609.2	5,374.5

Property, plant and equipment, net	4,823.9	4,477.3	4,377.4
Restricted cash	67.9	53.4	53.4
Operating lease right-of-use assets	6,413.3	6,425.3	6,424.0
Goodwill	1,982.4	1,984.4	1,985.3
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	15.7	20.3	22.3
Other assets	59.7	51.9	53.1
Total assets	$22,909.5	$21,721.8	$21,390.0

Current portion of long-term debt	$350.0	$—	$—
Current portion of operating lease liabilities	1,426.7	1,407.8	1,388.0
Accounts payable	1,864.2	1,884.2	1,984.8
Income taxes payable	—	82.6	—
Other current liabilities	1,042.2	802.0	918.4
Total current liabilities	4,683.1	4,176.6	4,291.2

Long-term debt, net, excluding current portion	3,420.4	3,417.0	3,231.1
Operating lease liabilities, long-term	5,155.9	5,145.5	5,151.0
Deferred income taxes, net	1,101.1	987.2	1,096.8
Income taxes payable, long-term	22.0	20.9	26.4
Other liabilities	251.7	256.1	349.1
Total liabilities	14,634.2	14,003.3	14,145.6
Shareholders' equity	8,275.3	7,718.5	7,244.4
Total liabilities and shareholders' equity	$22,909.5	$21,721.8	$21,390.0

The January 29, 2022 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	39 Weeks Ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities:
Net income	$1,163.2	$873.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	571.4	527.3
Provision for deferred income taxes	117.4	85.0
Stock-based compensation expense	90.8	63.1
Amortization of debt discount and debt-issuance costs	3.4	4.9
Other non-cash adjustments to net income	26.4	8.6
Changes in operating assets and liabilities	(1,238.5)	(543.9)
Total adjustments	(429.1)	145.0
Net cash provided by operating activities	734.1	1,018.7

Cash flows from investing activities:
Capital expenditures	(920.8)	(749.6)
Proceeds from governmental grant	—	2.9
Proceeds from (payments for) fixed asset disposition	(5.1)	0.4
Net cash used in investing activities	(925.9)	(746.3)

Cash flows from financing activities:
Proceeds from revolving credit facility	440.0	—
Repayments of revolving credit facility	(90.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	7.1	9.0
Cash paid for taxes on exercises/vesting of stock-based compensation	(47.4)	(40.6)
Payments for repurchase of stock	(647.5)	(950.0)
Net cash used in financing activities	(337.8)	(981.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.8)	0.4
Net decrease in cash, cash equivalents and restricted cash	(531.4)	(708.8)
Cash, cash equivalents and restricted cash at beginning of period	1,038.3	1,463.6
Cash, cash equivalents and restricted cash at end of period	$506.9	$754.8